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                                                                   EXHIBIT 4.12


                               SECURITY AGREEMENT

                                 BY AND BETWEEN

                       AMERICAN SHARED HOSPITAL SERVICES,
                            A CALIFORNIA CORPORATION

                                       AND

                            GENERAL ELECTRIC COMPANY,
                             A NEW YORK CORPORATION,
                        ACTING THROUGH GE MEDICAL SYSTEMS


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                               SECURITY AGREEMENT

         THIS SECURITY AGREEMENT is made and entered into as of May 17, 1995 by and between AMERICAN SHARED HOSPITAL SERVICES, a California corporation ("Obligor"), and GENERAL ELECTRIC COMPANY, a New York corporation, acting through GE Medical Systems ("GE").

                                 R E C I T A L S

         A. GE is a primary supplier of equipment and services to Obligor and its affiliates, CuraCare, Inc., a Delaware corporation ("CuraCare"), and American Shared - CuraCare, a California general partnership ("AS-C") (collectively, "Affiliates").

         B. GE has agreed to make a loan to Obligor, but only upon the condition precedent, among others, that Obligor shall have granted the lien and security interest to GE contemplated by this Security Agreement.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and for other good and valuable consideration, the receipt of which are hereby acknowledged, the parties hereto agree as follows:

         1. Defined Terms. As used in this Security Agreement, the following terms shall have the following meanings, unless the context otherwise requires (any terms defined in that certain Agreement among GE, Obligor, AS-C and CuraCare dated effective as of November 1, 1994 (the "Agreement") and not otherwise defined herein shall have their meanings defined therein when used herein):

                 "Code" shall mean, with respect to each state in which Obligor operates a business or owns property, the Uniform Commercial Code as codified by such state.

                 "Collateral" shall mean, collectively, all of Obligor's present and future right, title and interest in and to the Equipment and Proceeds thereof.

                 "DVI" shall mean DVI Financial Services, Inc. and DVI Business Credit Corporation.

                 "DVI Loan Documents" shall mean those certain loan documents between the Affiliates and DVI that are more particularly described in Exhibit 1 hereto.

                 "Equipment" shall mean the Leksell gamma knife unit more particularly described in Exhibit 2 hereto, as well as all


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additions to, replacements of or accessions to any of the foregoing and accessories thereto whether installed thereon or affixed thereto.

                 "Note" shall mean that certain Promissory Note of even date herewith from Obligor to GE in the original principal amount of One Million Five Hundred Thousand Dollars ($1,500,000).

                 "Obligations" shall mean Obligor's obligations pursuant to the Note and this Security Agreement.

                 "Permitted Liens" shall mean (a) the second priority Lien of DVI in the Equipment pursuant to the DVI Loan Documents and (b) any existing Liens of GE or Liens hereafter granted to GE by Obligor.

                 "Proceeds" shall have the meaning assigned to it under the Code and shall include, but not be limited to, (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Obligor from time to time with respect to any of the Collateral, (b) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral, and
(c) all accessions to, substitutions for and all replacements, products and proceeds of the Collateral.

         2. Grant of Security Interest. As collateral security for the prompt and complete payment and performance when due of the Obligations, Obligor hereby assigns, grants, conveys, mortgages, pledges, hypothecates and transfers to GE for the benefit of GE, a continuing first priority and perfected security interest in and lien on all of Obligor's right, title and interest in, to and under the Collateral.

         3. Rights of GE. GE may, at any time or times hereafter, upon written notice to Obligor and after allowing Obligor ten (10) Business Days to resolve any security interest, lien, claim or encumbrance asserted by any Person against the Collateral (other than the Permitted Liens), without waiving or releasing any of the Obligations or any liability or duty of Obligor under any other documents, or any Event of Default, pay, acquire and/or accept an assignment of any such security interest, lien, claim or encumbrance asserted by any such Person. All sums paid by GE in respect thereof and all costs, fees and expenses, including, without limitation, reasonable attorneys' fees, court costs, expenses and other charges relating thereto, which are incurred by GE on account thereof, shall be payable, upon demand, by Obligor to GE and shall be additional Obligations hereunder secured by the Collateral.

         4. Representations and Warranties. Obligor, with respect to itself and the Collateral, hereby represents and warrants to GE that:


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                 (a) This Security Agreement constitutes a valid obligation of
Obligor, legally binding upon Obligor and enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability. No consent or notification of any other party and no consent, license, approval or authorization, or registration or declaration with, any governmental authority, bureau or agency is required in connection with either the grant by Obligor of the liens and security interests granted hereby or the execution, delivery, performance, validity or enforceability of this Security Agreement.

                 (b) Obligor is the sole legal and beneficial owner of the Collateral free and clear of any and all mortgages, liens, security interests, encumbrances, claims or rights of others except for the security interest granted to GE herein and the Permitted Liens.

                 (c) No security agreement, financing statement, equivalent security or lien instrument or continuation statement covering all or any part of the Collateral is on file or of record in any public office, except such agreements, financing statements, security or lien instruments or continuation statements as relate exclusively to Permitted Liens or as may have been filed by Obligor in favor of GE prior to the date hereof or pursuant to this Security Agreement.

                 (d) Upon GE taking all actions required under each applicable Code to perfect the security interest granted hereunder, this Security Agreement creates a valid and perfected first priority security interest in and Lien on all right, title and interest of Obligor in the Collateral, securing payment of the Obligations prior to all other liens, encumbrances, security interests and rights of others created under the UCC in the Collateral and is or will be, as applicable, enforceable as such as against creditors of and purchasers from Obligor to the extent provided in the Code. Obligor hereby warrants that, except for such actions required under the applicable Code to be taken by GE in order to perfect its security interest granted pursuant to this Security Agreement, all filings and other actions necessary or desirable to protect and perfect such lien and security interest in the Collateral have been duly made or taken.

         5. Covenants. Unless GE otherwise consents in writing, Obligor, with respect to itself and the Collateral, hereby covenants and agrees with GE, subject to the rights of the holders of the Permitted Liens, that from and after the date of this Security Agreement and until the Obligations are fully satisfied:

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                 (a) At any time and from time to time, upon the written request of GE, and at the sole expense of Obligor, Obligor will promptly and duly execute and deliver any and all such further instruments and documents and take such further action that may be necessary or desirable or that GE may reasonably request in order to perfect and protect the security interest granted or purported to be granted hereby or to enable GE to exercise and enforce its rights and remedies hereunder with respect to the Collateral. Upon the written request of GE, Obligor will execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as GE may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby.

                 (b) Obligor hereby authorizes GE to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of Obligor where permitted by law.

                 (c) Obligor will perform and comply in all material respects with all obligations under contracts and all other agreements to which it is a party or by which it is bound relating to the Collateral, the nonperformance of which would have a Material Adverse Effect on Obligor.

                 (d) Other than Permitted Liens, Obligor will not create, permit or suffer to exist, and Obligor will defend the Collateral against and take such other action as is necessary to remove, any lien, security interest, encumbrance, claim or right, in or to the Collateral; and Obligor will defend the right, title and interest of GE in and to any of Obligor's rights to the Collateral, including, without limitation, in and to the Proceeds and products thereof against the claims and demands of all Persons whomsoever.

                 (e) Obligor shall not sell, transfer, assign (by operation of law or otherwise), lease or otherwise dispose of or transfer any Collateral or any interest therein, or attempt, offer or contract to do so.

                 (f) Obligor shall not enter into any transaction that is reasonably likely to have a Material Adverse Effect on the Collateral.

                 (g) Obligor will advise GE promptly, in reasonable detail, of
(i) any lien, security interest, encumbrance or claim made or asserted against any of the Collateral, other than the Permitted Liens, (ii) any material change in the Collateral, and (iii) the occurrence of any other event which would be reasonably likely to have a Material Adverse Effect on the aggregate value of the Collateral or on the security interest created hereunder.

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                 (h) GE shall at all times have full and free access during normal business hours to all the books, correspondence and records of Obligor, and GE or its representatives may examine the same, take extracts therefrom and make photocopies thereof, and Obligor agrees to render to GE, at Obligor's sole cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto. GE and its representatives shall at all times also have the right to enter into and upon any premises where the Collateral is located for the purpose of inspecting the same, or protecting its interests therein.

                 (i) Obligor shall not change its corporate name without giving GE at least thirty (30) days prior written notice of its intent to do so.

         6.      GE's Appointment as Attorney-in-Fact.

                 (a) Obligor hereby irrevocably constitutes and appoints GE and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Obligor and in the name of Obligor or in GE's own name, from time to time in GE's discretion, for the purpose of carrying out the terms of this Security Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Security Agreement and, without limiting the generality of the foregoing, Obligor hereby gives GE the power and right, on behalf of Obligor, without prior notice to or the consent of Obligor, to do the following after the occurrence and during the continuance of an Event of Default, subject, however, to the rights of the holders of the Permitted Liens:

                          (i) in the name of Obligor or in GE's own name or
otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of monies due with respect to the Collateral;

                          (ii) to enforce the rights of GE with respect to the
Collateral;

                          (iii) to defend any suit, action or proceeding brought
with respect to the Collateral;

                          (iv) to settle, compromise or adjust any suit, action
or proceedings described above and, in connection therewith, to give such discharges or releases as GE may deem appropriate;

                          (v) in connection with the dispositions provided in
Section 8 below, to sell, transfer, pledge, make any agreement with respect to or otherwise deal with the Collateral as fully and completely as though GE were the absolute owner thereof for all purposes; and

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                          (vi) to do, at GE's option and Obligor's sole expense,
at any time, or from time to time, all acts and things which GE deems necessary to protect, preserve or realize upon the Collateral and GE's security interest therein, in order to effect the intent of this Security Agreement, all as fully and effectively as Obligor might do.

                          Obligor hereby ratifies all that said attorney-in-fact
shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

                 (b) If Obligor fails to perform any agreement contained herein, GE may itself perform, or cause performance of, such agreement.

                 (c) The powers conferred on GE hereunder are solely to protect its interests in the Collateral and shall not impose any duty upon it to exercise any such powers. GE shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Obligor for any act or failure to act, except for its own gross negligence or willful misconduct.

         7.      Term; Performance by GE of Obligor's Obligations.

                 (a) This Security Agreement shall remain in full force and effect until the payment and satisfaction in full of the Obligations.

                 (b) If Obligor fails to perform or comply with any of its agreements contained herein and GE, as provided by the terms of this Security Agreement, shall itself perform or comply, or otherwise cause performance or compliance, with such agreement, the expenses of GE incurred in connection with such performance or compliance, together with interest thereon at four percent (4%) per annum shall be payable by Obligor to GE on demand and shall constitute additional Obligations secured hereby.

         8.      Remedies, Rights Upon Default.  Upon and after an Event of
Default:

                 (a) GE may, subject to the rights of the holders of the Permitted Liens, exercise, in addition to all other rights and remedies granted to it in this Security Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party or lien creditor under the Code (whether or not the Code applies to the affected Collateral) or under any other applicable law of any jurisdiction. Without limiting the generality of the foregoing, Obligor expressly agrees that in any such event GE shall have the right, subject, however, to the rights of the holders of the Permitted Liens to (i) enter upon the premises of Obligor, or any

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other place where the Collateral is located and kept, through self-help and without judicial process, without first obtaining a final judgment or giving Obligor notice and opportunity for a hearing on the validity of GE's claim and without any obligation to pay rent to Obligor, and to remove the Collateral and/or (ii) to require Obligor to assemble, and Obligor hereby agrees to assemble, the Collateral and make it available to GE at a place to be designated by GE, in its sole discretion. GE, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of the time and place of public or private sale) to or upon Obligor or any other Person (all and each of which demands, advertisements and/or notices are hereby expressly waived), may, subject to the rights of the holders of the Permitted Liens, forthwith receive, appropriate and realize upon the Collateral, or any part thereof and/or may forthwith sell, assign, give an option or options to purchase, or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, at public or private sale or sales board or at any of GE's offices or elsewhere at such prices as it may deem best, for cash or on credit without assumption of any credit risk. Any such sales may be adjourned from time to time with or without notice. GE shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. GE shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of said Collateral so sold, free of any right or equity of redemption of Obligor released and, in lieu of actual payment of the purchase price therefor, to set off the amount of such purchase price against the Obligations. The net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care, safekeeping or otherwise of any or all of the Collateral or in any way relating to the rights of GE hereunder, including reasonable attorneys' fees and legal expenses, shall be applied by GE to the payment in whole or in part of the Obligations, in such order as GE may elect. Obligor shall remain liable for any deficiency remaining unpaid after such application, and only after (i) so paying over such net proceeds and after the payment by GE of any other amount required by any provision of law, including the Code, and (ii) paying to DVI any surplus amounts held by GE which DVI has advised GE are payable to DVI, need GE account for the surplus, if any, to Obligor. To the extent permitted by applicable law, Obligor waives all claims, damages and demands against GE arising out of the repossession, retention or sale of the Collateral. Obligor agrees that GE need not give more than ten (10) days' notice of the time and place of any public sale or of the time after which a private sale may take place and that such notice is reasonable notification of such matters. Obligor shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all amounts to which GE is entitled, Obligor also being liable for the

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reasonable fees and expenses of any attorneys employed by GE to collect such deficiency.

                 (b) Except as otherwise provided in the Agreement and this Security Agreement, Obligor hereby waives presentment, demand, protest or any notice (to the extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral.

         9. Limitation on GE's Duty in Respect of Collateral. Beyond the safe custody thereof, GE shall not have any duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of it or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.

         10. Attorneys' Fees and Expenses. If, during the existence and continuance of an Event of Default, GE employs legal counsel or any other third person for advice, consultation or other representation or incurs legal and/or other costs and expenses in connection with: (a) the administration of this Security Agreement or the Note and the transactions contemplated hereby and thereby; (b) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Collateral, (c) the exercise or enforcement of any of the rights of GE hereunder, (d) the failure by Obligor to perform or observe any of the provisions hereof, or (e) any litigation, contest, dispute, suit, proceeding or action (whether instituted by GE, Obligor or any other Person) in any way relating to the Collateral, this Security Agreement or the Note or Obligor's affairs; (f) any attempt to collect any of the amounts under the Note or to enforce any rights of GE against Obligor or any other Person which may be obligated to GE by virtue of this Security Agreement or the Note; and/or (g) any attempt to inspect, verify, protect, collect, sell, liquidate or otherwise dispose of the Collateral; then, in any such event, the reasonable attorneys' fees arising from such services and all reasonably incurred expenses, costs, charges and other fees of such counsel or third party or of GE or relating to any of the events or actions described in this Section 10 shall be payable, on demand, by Obligor to GE and shall be additional Obligations secured by the Collateral.

         11. Waivers by Obligor. Except as otherwise provided for in the Agreement and in this Security Agreement, Obligor hereby waives to the extent allowed by law (a) presentment, demand and protest and notice of presentment, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, documents, instruments and guaranties at any time held by GE on which Obligor may in any way be liable and hereby ratifies and confirms whatever GE may do in this regard; (b) notice prior to taking possession or control of the Collateral or any bond or security which might be required by any court prior to allowing GE to exercise any of GE's remedies;

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and (c) the benefit of all valuation, appraisement and exemption laws.

         12. Indemnity.

             (a) Obligor shall indemnify GE and its affiliates from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against GE in any litigation, proceeding or investigation instituted or conducted by any governmental agency or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Security Agreement or the Note, except to the extent that any of the foregoing arises out of the gross negligence or wilful misconduct of GE.

             (b) Obligor shall upon demand pay to GE the amount of any and all reasonable expenses which GE may incur in connection with (i) the administration of this Security Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of GE hereunder, or (iv) the failure by Obligor to perform or observe any of the provisions hereof.

         13. Termination Statements. Obligor acknowledges and agrees that it is Obligor's intent that all financing statements filed hereunder shall remain in full force and effect until this Security Agreement and the Note shall have been terminated in accordance with the provisions hereunder and thereunder. Accordingly, Obligor waives any rights which it may have under the Code to demand the filing of termination statements with respect to the Collateral, and agrees that GE shall not be required to send such termination statements to Obligor, or to file them with any filing office, unless and until this Security Agreement and the Note shall have been terminated in accordance with their respective terms as a result of the performance of all covenants of Obligor, including the payment in full of all Obligations in immediately available funds.

         14. Notices. All notices and other communications under this Security Agreement shall be given to GE and Obligor in accordance with Section 8.11 of the Agreement.

         15. Severability. Any provision of this Security Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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         16. No Waiver; Cumulative Remedies. GE shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder, and no waiver shall be valid unless in writing, signed by GE, and then only to the extent therein set forth. A waiver by GE of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which GE would otherwise have had on any future occasion. No failure to exercise nor any delay in exercising on the part of GE, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law. None of the terms or provisions of this Security Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by GE.

         17. Successors and Assigns; Governing Law. This Security Agreement and all obligations of Obligor hereunder shall be binding upon the successors and assigns of Obligor, and shall, together with the rights and remedies of GE hereunder, inure to the benefit of GE and its successors and assigns. This Security Agreement shall be governed by, and be construed and interpreted in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

         18. No Third-Party Beneficiary. None of the provisions herein contained are intended by the parties, nor shall they be deemed, to confer any benefit on any person not a party to this Security Agreement.

         IN WITNESS WHEREOF, the parties have caused this Security Agreement to the executed by their duly authorized officers on the date first specified above.

OBLIGOR:                                   GE:

AMERICAN SHARED HOSPITAL                   GENERAL ELECTRIC COMPANY,
SERVICES, a California                     a New York corporation acting
corporation                                through GE MEDICAL SYSTEMS

By:_________________________               By:__________________________
   Ernest A. Bates, M.D.                      Richard S. Berger
   President                                  Manager, Financial Services

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